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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

     1. Lotus Technologies, Inc. -- California

     2. Intevac Foreign Sales Corporation -- Barbados

     3. Intevac Asia Private Limited -- Singapore

     4. Intevac GmbH -- Germany

     5. Intevac Malaysia Sdn Bhd -- Malaysia

     6. RPC Technologies, Inc. -- California